The Future Fund LLC

The Future Fund LLC
I.INTRODUCTION
Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires every investment adviser to establish, maintain and enforce a code of ethics that at a minimum addresses personal trading by its access persons. High ethical standards are essential for the success of The Future Fund LLC (the “Firm”) to maintain the confidence of its Clients, including any fund advised by the Firm, (collectively, the “Clients” and each an “Client”). This Code of Ethics establishes rules of conduct for each partner, member, officer and employee of the Firm (each a
“Supervised Persons”) who (i) has access to nonpublic information regarding any Clients'
purchase or sale of securities, or (ii) who is involved in making securities recommendations to
Clients or who has access to such recommendations that are nonpublic (each an “Access Person”
and collectively, “Access Persons”). For purposes of this Code, all Supervised Persons are deemed to be Access Persons. Access Persons may also include certain persons who are employed by the
Firm, such as interns, temporary workers and consultants, and are subject to the Firm’s supervision and control. Access Persons generally do not include vendors or service providers that are engaged by the Firm.
The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Supervised Persons, whether for Clients or for personal purposes, to the highest ethical standards. The Firm expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty, and trust.
Any terms that are not predefined here have the meaning ascribed to them in the Firm’s current version of the Compliance Manual, as amended from time to time.
Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with the Firm. Access Persons should understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with the Firm.
I.FIDUCIARY DUTY AND STATEMENT OF POLICIES
A.Confidentiality
Supervised Persons are expected to honor the confidential nature of company, Client, and
Investor affairs. Information designated as confidential shall not be communicated outside the Firm, other than to advisors consulted on a confidential basis and will only be communicated within the Firm on a “need to know” basis. Access Persons must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of the
Firm and its Clients. The Firm has adopted a separate Privacy Policy, with which all Access
Persons are expected to be familiar.
B.Level of Care
Access Persons are expected to represent the interests of the Firm, its Clients and
Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and

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other conduct specifically prohibited to its Access Persons. Accordingly, Access Persons
are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client (a) to defraud or mislead a Client or Investor,
(b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon a Client or Investor, or (c) to engage in any manipulative practice with respect to a Client or Investor or securities (such as price manipulation). The Firm places a high value on ethical conduct and challenges its Access Persons to live up to its ethical ideal, not merely obey the letter of the law.
C.Fiduciary Duties
The Firm and its affiliates are fiduciaries with respect to its Clients. As such, all personnel have the following fiduciary duties:
•At all times, to place the interests of Clients before their own and not to take inappropriate advantage of their positions, and
•To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. However, one factor that is common to many conflict of interest situations is the possibility that an Access Person’s actions or decisions may be affected because of an actual or potential divergence between or among the interests of the Firm and its affiliates, the Firm’s Clients and an
Access Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Clients, irrespective of the motivations of the
Access Person involved.
(a)An Access Person may not rebate, directly or indirectly, to any person or entity any compensation received from the Firm, or accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client (for example, directing a particular transaction in exchange for any such compensation), other than permissible gifts and entertainment as discussed in the Firm’s Compliance Manual.
(b)An Access Person may not serve as an officer, director, partner, manager, consultant, trustee, member of an advisory board or employee of, or have a substantial interest in or business relationship with, a competitor of the Firm.
(c)An Access Person must disclose to the CCO any personal or family interest in any transaction being considered by the Firm on behalf of a Client
(apart from your interest in the transaction as an Investor in a Fund).
(d)An Access Person may not knowingly borrow from, or become indebted to, any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit) on

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the same terms as are available generally, unless the arrangement is approved by the CCO.
(e)An Access Person may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which the Access Person knows the Firm or one of its Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific authorization from the CCO.
II.PERSONAL TRADING POLICIES AND PROCEDURES
In recognition of the Firm’s fiduciary obligations to its Clients and desire to maintain its high ethical standards, the Firm has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by the Firm or securities holdings of Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Client.
The Firm’s goal is to allow its Access Persons to engage a moderate number of personal securities transactions while protecting its Clients, the Firm, and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests.
While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks have been identified and may be likely to arise.
Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons. If there is any doubt as to the propriety of any activity, Access Persons should consult with the CCO or the CCO’s designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.
D.Accounts Covered by Policies and Procedures
This Code of Ethics applies to all “Personal Accounts” which includes any account in which an Access Person has any Beneficial Ownership29 and to all accounts maintained by or for:
29 Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, agreement understanding, relationship or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.

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1.An Access Person’s spouse (other than a legally separated or divorced spouse of the
Access Person) and minor children;
2.Any family member living in the same household as the Access Person;
3.Any accounts over whose purchases, sales, or other trading activities the Access
Person exercises control or investment discretion;
4.Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access
Person provides discretionary advisory services;
5.Any trust or other arrangement of which the Access Person or any member of the
Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and
6.Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.
Notwithstanding the above, a Personal Account shall not include:
1.Any account that can invest only in open-end investment companies (mutual funds);
2.A 401(k) or Section 529 account or plan that is limited to investments in open-end investment companies (mutual funds);
3.Any account for which the Access Person serves as trustee of a trust for the benefit of a person to whom the Access Person does not provide primary financial support or that of an independent third party; and
4.A Client account that is managed by the Firm.
E.Restrictions on Personal Trading
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Code of Ethics. Generally:
1.No Access Person may knowingly purchase or sell for any Personal Account any security, directly or indirectly, in such a way as to adversely affect a Client’s transactions.
2.The CCO will maintain a “Restricted List” that will apply to the Clients as well as Access
Persons. A security may be added to the Restricted List for a variety of reasons, including, but not limited to: the Firm is in possession of material, non-public information about an issuer; the Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in the issuer’s securities; an Access Person’s trading in

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such Reportable Position may present the appearance of a conflict of interest or an actual conflict of interest; and the CCO has determined it is necessary to do so.
3.No Access Person may directly or indirectly purchase or sell (long or short) for any
Personal Account any shares of a security listed on the Restricted List. Whenever an issuer’s security is on the Restricted List, all securities of such issuer should be considered and treated as being on the Restricted List (including common stock, preferred stock, convertible debt, debt and options).
4.No Access Person may directly or indirectly purchase or sell (long or short) for any
Personal Account any shares of a security held in a Client account.
5.No Access Person may use his or her knowledge of Client transactions to cause any
Personal Account to profit from the market effect of such transactions (or give such information to a third person who may so profit from such transactions).
6.Investments in ETFs managed by the Firm must be held for a minimum of 30 days.
Roundtrip transactions are measured from the time of purchase or exchange purchase followed by a sell or exchange sell. Covered person may NOT be short in any ETF managed by the Firm.
F.Pre-Clearance
An Access Person must obtain the prior written approval of the CCO before engaging in any transaction in a “Reportable Security” in any of his or her Personal Accounts, except no pre-clearance is required for transactions in exchange traded funds (“ETFs”) not managed by the Firm. Access Person’s investment in ETF’s managed by the Firm must obtain prior written approval of the CCO before transaction in the security. For avoidance of doubt, transactions in ETFs must be reported in accordance with the procedures in this
Code of Ethics.
A “Reportable Security”30 is any type of security except (i) a direct obligation of the U.S.
Government (i.e. treasury obligations); (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by money market funds; (iv) shares issued by a registered, open-end investment company (mutual funds) for which the Firm does not act as investment adviser or sub-adviser; and (v) shares issued by unit investment trusts that are invested exclusively in mutual funds for which the Firm does not act as investment adviser or sub-adviser.
30 Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security
(including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Pre-clearance is also required for purchase of any security in an initial public offering
(“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(5) of the Securities
Act of 1933, as amended, or Regulation D thereunder for any Personal Account. When investing in a private offering, an Access Person must identify and report any potential conflicts of interest to the CCO as they arise.
A request for pre-clearance may be made by submitting a request in advance of the contemplated transaction. A sample Pre-Clearance Form is also attached hereto as
Exhibit 2. Any approval given under this paragraph will remain in effect only for that same trading day in which the request was submitted; good-until-cancel trade orders are not permitted. The CCO is responsible for maintaining a record of all pre-clearance requests.
In all cases, the CCO will determine whether approval should be given by comparing to
Client transactions and monitoring the Firm’s trade recommendations. Additionally, the
CCO will have the authority to grant exceptions or waivers if deemed appropriate; these will be granted on a case-by-case basis if the Access Person’s trading does not disadvantage any Client.
III.REPORTING REQUIREMENTS
All Access Persons are required to submit to the CCO the following reports:
A.Initial Holdings Report
Access Persons are required to provide the CCO with an Initial Holdings Report within ten
(10) days of the date that such person is hired, or became an Access Person, that discloses details of all of the Access Person’s current Reportable Securities holdings in his or her
Personal Accounts. A sample reporting form is attached hereto as Exhibit 3. Information contained in Initial Holding Reports must be current as of a date no more than forty-five
(45) days prior to the date of submission.
B.Annual Holdings Report
Access Persons must provide the CCO with an Annual Holdings Report of details of all current Reportable Securities holdings in their Personal Accounts at year-end, December
31. A sample reporting form is attached hereto as Exhibit 3. Access Persons are expected to report holdings to the CCO by January 30.
C.Quarterly Transactions Reports
Access Persons must provide the CCO with a Quarterly Transactions Report including details of each transaction in a Reportable Security in their Personal Accounts for the most recent quarter ended. A sample reporting form is attached hereto as Exhibit 3. Access
Persons must submit Quarterly Transactions Reports within thirty (30) days of the end of each calendar quarter. Any trades of Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared (as described in this Code of Ethics) and affirmed through the Access Person’s quarterly transaction affirmation. Any provided quarterly transaction reports must meet the following requirements:

The Future Fund LLC
Content Requirements – Quarterly transaction report must include:
•date of transaction;
•title of Reportable Security;
•ticker symbol or CUSIP number of Reportable Security (as applicable);
•interest rate or maturity rate (if applicable);
•number of shares;
•principal amount of Reportable Security;
•nature of transaction (i.e., purchase or sale);
•price of reportable security at which the transaction was effected;
•the name of broker, dealer or bank through which the transaction was effected;
•the date upon which the Access Person submitted the report.
If an Access Person opens a personal account with a brokerage firm after submitting his or her initial or annual holdings report (as applicable), such Access Person must inform the CCO to ensure that the holdings and transactions in such account are properly reported in accordance with the reporting requirements above. Access Persons must provide duplicate copies of trade confirmations and/or brokerage account statements within thirty (30) days of the end of the applicable calendar quarter. A request letter to broker for duplicate statements, attached hereto as Exhibit 4, is used for this purpose.
IV.EXCEPTIONS FROM PRECLEARANCE AND TRANSACTION REPORTING REQUIREMENTS
The following transactions are exempt from the preclearance and quarterly transaction reporting requirements discussed above.
A.Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights, dividends, or reinvestment of dividends (except holdings need to be included on Initial and Annual Holdings Reports);
B.Purchases or sales with respect to securities held in any Personal Account over which the
Access Person has no discretion over (i.e., a financial advisor traded account, an investment club, etc.) (“Non-Discretionary Account”). The CCO has authority under this
Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Non-Discretionary Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Non-Discretionary Account status for the relevant account. Access Persons with a Non-Discretionary Account must annually certify to the CCO in the form contained in Exhibit 1 to this Code of Ethics;
C.Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the CCO; provided, that such broker trade confirm or account statements are provided to the CCO within 30 days of the end of the applicable calendar quarter. A sample letter for requesting duplicate account statements and trade confirmations be provided directly to the CCO by the broker is attached as Exhibit 4 to this Code of Ethics; and

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D.Transactions in securities that are not Reportable Securities (i.e. treasury obligations and shares in mutual funds), as defined above.
V.OVERSIGHT OF CODE OF ETHICS
A.Reporting
Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must report it to executive management. All Access Persons are required to promptly report any violation of this
Code of Ethics they become aware of to the CCO or, in the event the violation involves the CCO, to the Managing Partner. The Firm expects Access Persons who violate this
Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature
B.Review of Transactions
Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Firm on behalf of Clients.
Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to the executive management.
Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the
CCO and/or the Firm’s principal(s) will review all such transactions(s) at a suitable time, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where a Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Client(s) or to the charity of the Access Person’s choice even though all compliance requirements had been met.
C.Approval of CCO’s Requests and Reports
The Managing Partner or the Managing Partner’s designee is responsible for reviewing and approving any requests or reports submitted by the CCO under this Code of Ethics.
VI.CONFIDENTIALITY
All reports of securities transactions and any other information filed pursuant to this Code of
Ethics shall be treated as confidential to the extent permitted by law.
VII.ACKNOWLEDGMENT
All Access Persons are required to provide the Firm with a written acknowledgment of his or her receipt of this Code of Ethics and any amendments thereto. Attached hereto as Exhibit 1 is a form of acknowledgement.
VIII.EXHIBITS

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See next page for Code Exhibits.
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(4) Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

____

____

____

____

____

____

(5) Evaluation of Client Conflicts

a. The investment is not currently held by or under consideration for purchase or disposition by any Client.

Initials of Access Person ______ Date ____________________

b. If the above listed investment is not currently held by or under consideration for any Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Clients.

___ Investment is too risky
___ Client is already fully exposed to issuer or industry
___ Investment by the Client would cause it to exceed or violate its investment policies
___ Insufficient available or unfavorable information about the issuer
___ Other: __________________________________

Initials of Access Person ______ Date ____________________

(6) Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer's signature.

____
Access Person's Name (please print)

________________________________ ____________________
Access Person's Signature Date

(7) Disposition of Pre-Clearance Request

☐ Request Approved ☐ Request Denied

________________________________ ____________________
Chief Compliance Officer Date

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Exhibit 3. Personal Holdings Report for Access Persons

Name of Access Person: ______________________________

Check ONE of the following boxes:

☐ This is my **INITIAL Holdings Report**, date of submission: ________________

☐ This is my **QUARTERLY Transaction Report** for the quarter ending: ________________

☐ This is my **ANNUAL Holdings Report** for the year ending ________________

The following sets forth all of my Personal Accounts (those of yours; of your related persons - i.e. includes spouses, minor children, other family members living in your household; and any accounts you have control/trading authority of or are the beneficiary of) as that term is defined in the Code of Ethics.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer or Bank where Account is Held

Further, I certify that (Check ONE of the following boxes):

☐ I have attached to this form the most current statements of my Personal Accounts which lists all account holdings or quarterly transactions for the period stated above.

OR ☐ I have instructed the broker-dealer to send statements and trade confirmations to the CCO.

OR ☐ I have no Personal Accounts

By signing below, the undersigned Access Person confirms that he/she has disclosed all Personal Accounts and personal securities holdings and transactions, and that that all information contained in this report is true and correct as of ________________.

____
Access Person Signature

SIGNATURE ON FOLLOWING PAGE

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Exhibit 4. **Duplicate Statements Request Letter**

[DATE]

[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re: [NAME OF ACCESS PERSON]/Account No(s). [________]

To Whom This May Concern:

As the Chief Compliance Officer for The Future Fund LLC , the "**Firm**" , I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF Access Person] (the "**Access Person**").

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Access Person be sent to my attention at the following address:

The Future Fund LLC
Attn.: David Kalis, Chief Compliance Officer
330 N Wabash Ave, Suite 2300
Chicago, IL 60611

Please feel free to call me at 312-825-1287 should you have any questions.

Best regards,

The Future Fund LLC

____
Name: David Kalis
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, The Future Fund LLC, at the above-listed address.

____
Signature of Access Person

____
Name:

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